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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934


                Date of Report (Date of Earliest Event Reported):
                                January 31, 2000



                          COYOTE NETWORK SYSTEMS, INC.
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             (Exact Name of Registrant as Specified in its Charter)


        Delaware                       1-5486                   36-2448698
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(State or other jurisdiction    (Commission File Number)      (IRS Employer
      of incorporation)                                      Identification No.)



               4360 Park Terrace Drive Westlake Village, CA 91361
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                     Address of principal executive offices


                                  (818) 735-7600
                         ------------------------------
                         Registrant's Telephone Number,
                               Including area code

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Item 5.  Other Events

     On January 31, 2000, Coyote Network Systems, Inc. (the "Company") sold, for $5 million, and on February 4, 2000, for $10 million, pursuant to Rule 506 under Regulation D, an aggregate of 3,157,895 shares of the Company's 6% Series B Preferred Stock (the "Series B Preferred Stock") at $4.75 per share upon the initial and final closings, respectively, of a private placement with accredited investors (the "Offering"). Sunrise Securities Corp., the placement agent ("Sunrise"), received a commission equal to 7.0% of the gross proceeds of the sale of the Series B Preferred Stock, consisting of $718,500 cash and 75,000 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), plus reimbursement for expenses. A copy of the press release is attached hereto as Exhibit 99 and is hereby incorporated by reference herein.

     The Company has agreed to use its best efforts to file a registration statement within 120 business days after the final closing of the Offering and to cause such registration statement to become effective as soon as possible after it is filed.

     Pursuant to the Company's Certificate of Designations, Preferences, and Rights of Series B Preferred Stock, filed January 31, 2000 (the "Certificate of Designations") and attached hereto as Exhibit 4.2, the preferences and rights of the shares of Series B Preferred Stock are summarized as follows (all capitalized terms not otherwise defined herein shall have the meanings set forth in the Certificate of Designations):

1. The holders of Series B Preferred Stock (the "Holders") shall receive cash dividends when and as declared by the Company's Board of Directors;

2. Dividends on each share of Series B Preferred Stock shall accrue on a daily basis at the rate of 6% per annum of the sum of the Face Amount thereof, plus all accumulated and unpaid dividends thereon, commencing on the 90th day after the Original Issuance Date of the Series B Preferred Stock;

3. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the Holders shall be entitled to receive the assets of the Company prior and in preference to any distribution of the assets to the holders of any Junior Stock, but after the holders of the Company's Series A Preferred Stock have been paid in full and pari passu to the holder of any Liquidation Parity Stock.

4. The Preferred Stock is non-voting except as otherwise provided by law and except that, without the affirmative approval of a majority of the Holders, the Company may not (i) alter the powers, preferences, rights, qualifications, limitations or restrictions of any class or series of capital stock of the Company if such alteration would adversely affect the rights of the Holders, except with regard to the creation and issuance of another series of Preferred Stock, or (ii) authorize, designate, create, issue or agree to issue any additional shares of Series B Preferred Stock;

5. At their option, and at any time, the Holders may convert any shares of Series B Preferred Stock into shares of the Company's Common Stock at a conversion price of $4.75 per share, subject to adjustment, in the manner provided in the Certificate of Designations; and

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6.   At any time after the Trading Price of the Common Stock equals or exceeds
     $10 for 20 consecutive trading days, the Company may, at its option, redeem all or any portion of the shares of Series B Preferred Stock then outstanding at $4.75 per share, plus any declared and unpaid dividends. Dividends shall cease to accrue on the shares of Series B Preferred Stock once such shares have been redeemed. If the Company exercises its option to redeem shares of Series B Preferred Stock, the rights of the Holders to convert such shares will terminate at the close of business on the business day preceding the Redemption Date.

     The foregoing summary of the preferences and rights of the Series B Preferred Stock is qualified in its entirety by reference to a copy of the Certificate of Designations filed as Exhibit 4.2 hereto and incorporated by reference herein.


Item 7.  Financial Statements and Exhibits

         (c) Exhibits

             (4.1)  Form of Subscription Agreement (as supplemented)

             (4.2)  Certificate of Designations, Preferences and Rights
                     of Series B Preferred Stock, filed January 31, 2000.

             (99)   Press Release issued by Coyote Network Systems, Inc.
                     on January 31, 2000.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  February 14, 2000                 COYOTE NETWORK SYSTEMS, INC.


                                          By: /s/ Brian A. Robson
                                              -------------------------------
                                              Brian A. Robson
                                              Executive Vice President,
                                              Chief Financial Officer
                                              and Secretary





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                                Index to Exhibits
                                -----------------

  Exhibit No.       Description
  -----------       -----------

     (4.1)          Form of Subscription Agreement (as supplemented)

     (4.2) Certificate of Designations, Preferences and Rights of Series B Preferred Stock, filed January 31, 2000.

    (99)            Press Release issued by Coyote Network Systems, Inc.
                    on January 31, 2000.



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